EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS RECORD NET INCOME AND EPS FOR 2011

4Q EPS Down 5%

Provides 2012 Outlook

Charlotte, NC (March 15, 2012) – The Cato Corporation (NYSE: CATO) today reported net income for the fourth quarter and year ended January 28, 2012.  For the fourth quarter, the Company reported net income of $10.1 million or $0.35 per diluted share, compared to net income of $10.9 million or $0.37 per diluted share for the fourth quarter ended January 29, 2011 (the fourth quarter and fiscal year ended January 29, 2011 results have been restated to reflect the January 30, 2011 adoption of the cost method of accounting for merchandise inventories).  For the quarter, net income decreased 7% and earnings per diluted share decreased 5% from the prior year.  Full year 2011 net income was a record $64.8 million or $2.21 per diluted share compared to $58.9 million or $2.00 per diluted share for 2010.  For the year, net income increased 10% and earnings per diluted share increased 11% over the prior year.

Sales for fiscal fourth quarter ended January 28, 2012 were $221.5 million, a 1% decrease from sales of $224.0 million for the fourth quarter ended January 29, 2011.  For the quarter, same-store sales decreased 4%.  The Company's sales for 2011 were $920.6 million, an increase of 1% over 2010 sales of $913.1 million.  For the year, same-store sales decreased 1%.

“In 2011, Cato delivered its second consecutive year of record earnings,” commented John Cato, Chairman, President and Chief Executive Officer.  “However, the second half of the year was very difficult both in terms of the sales environment and the increased merchandise costs we faced.  In spite of these obstacles, our associates delivered another strong year by continuing to offer excellent customer service, great fashion and exceptional value.  In the fourth quarter, sales were below expectations but we were able to generate earnings within our original guidance.”

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4Q AND 2011 REVIEW

In the fourth quarter, gross margin decreased 70 basis points compared to the prior year to 34.6% of sales primarily due to the deleveraging of store occupancy and other fixed costs.  Selling, general and administrative expenses were 26.7% of sales, flat to the prior year.  The Company’s effective income tax rate decreased to 35.2% from 38.6% last year primarily due to lower state taxes.

For 2011, gross margin decreased 70 basis points to 37.6% of sales primarily due to slightly lower merchandise margin and the deleveraging of store occupancy costs.  Selling, general and administrative expenses decreased 160 basis points to 25.9% of sales primarily due to lower insurance costs and incentive compensation.  The Company’s effective income tax rate decreased to 35.3% from 36.6% last year primarily due to lower state taxes.  Net income was 7.0% of sales vs. 6.4% last year.

“Cato continues to maintain a strong financial foundation with approximately $245 million in cash and short-term investments and no debt,” commented Mr. Cato.  During 2011, the Company returned $25.7 million in profits to shareholders through dividends and repurchased approximately 440,000 shares.  The Company’s annualized dividend is $0.92 per share after a 24% increase in 2011.  This annualized dividend represents a yield of approximately 3.3% based on the March 14 closing price of $27.56.

For the fiscal year ended January 28, 2012, the Company opened 38 stores (including opening 13 It’s Fashion Metro stores in markets where existing It’s Fashion stores were simultaneously closed), relocated four stores and closed 32 stores including the 13 It’s Fashion stores mentioned above.

2012 OUTLOOK

Similar to the second half of 2011, the Company believes that in 2012 its customers will continue to be negatively impacted by slow job growth and higher food and gasoline prices.

Earnings Estimates

For the year 2012, the Company estimates same-store sales will be in a range of down 2% to flat and its gross margin rate will decrease to 37.1% from 37.6% in 2011, resulting in net income in a range of $61.3 million to $65.9 million, a 5% decrease to a 2% increase compared to $64.8 million in 2011.  The Company estimates earnings per diluted share will be in a range of $2.10 to $2.25, a 5% decrease to a 2% increase compared to $2.21 in 2011.

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The Company estimates first quarter 2012 net income to be in a range of $30.2 million to $31.9 million, or $1.04 to $1.09 per diluted share, flat to a 5% increase compared to $1.04 in first quarter 2011.  This estimate is based on same-store sales of down 3% to flat.

The Company’s net income estimates for 2012 also reflect the following assumptions:

•         The Company expects to open 45 new stores during 2012.  The expected new store openings include 15 new Cato stores, 20 Versona Accessories stores  and 10 new It’s Fashion Metro stores (including opening approximately three Metro stores while simultaneously closing an existing It’s Fashion store in the same market).

•         The Company anticipates closing up to 13 stores by year-end, including the three It’s Fashion store closings mentioned above.  At this time, only two specific stores have been identified for closure.

•         Capital expenditures are projected to be approximately $59 million, including $27 million for store development and $29 million for home office and distribution center expansion.

•         Depreciation is expected to be approximately $23 million for the year.

•         The effective tax rate is expected to be approximately 36.6%.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results and operational activities for fiscal 2012 and the first quarter of 2012, including statements under the headings “2012 Outlook” and “Earnings Estimates” are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, stated expectations and underlying assumptions regarding future net income, same-store sales, expected capital expenditures, store openings and closings and launch of the new Versona Accessories store concept.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions including, but not limited to, the continuation or worsening of the current adverse or recessionary conditions affecting the U.S. and global economies and consumer spending and adverse conditions in the U.S. and global credit markets; uncertainties regarding the impact of any governmental responses to the foregoing adverse economic and credit market conditions; competitive factors and pricing pressures; our ability to predict fashion trends; consumer apparel and accessory buying patterns; adverse weather conditions; inventory risks due to shifts in market demand; and other factors discussed under “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended January 29, 2011, as amended or supplemented, and in other reports we file with or furnish to the SEC from time to time. We do not undertake, and expressly decline, any obligation to update any such forward-looking information contained in this report, whether as a result of new information, future events, or otherwise, even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED JANUARY 28, 2012 AND JANUARY 29, 2011

(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended
							As Restated
	January 28,	%	January 29,	%	January 28,	%	January 29,	%
	2012	Sales	2011 (A)	Sales	2012	Sales	2011 (A)	Sales

REVENUES
Retail sales	$221,518	100.0%	$224,024	100.0%	$920,622	100.0%	$913,079	100.0%
Other income (principally finance,
late fees and layaway charges)	2,789	1.2%	3,022	1.4%	10,836	1.2%	11,606	1.3%

Total revenues	224,307	101.2%	227,046	101.4%	931,458	101.2%	924,685	101.3%

GROSS MARGIN (Memo)	76,721	34.6%	79,163	35.3%	346,446	37.6%	349,817	38.3%

COSTS AND EXPENSES, NET
Cost of goods sold	144,797	65.4%	144,861	64.7%	574,176	62.4%	563,262	61.7%
Selling, general and administrative	59,227	26.7%	59,814	26.7%	239,003	25.9%	250,800	27.5%
Depreciation	5,729	2.6%	5,631	2.5%	21,825	2.4%	21,822	2.4%
Interest and other income	(1,050)	-0.5%	(1,083)	-0.5%	(3,817)	-0.4%	(3,971)	-0.4%

Cost and expenses, net	208,703	94.2%	209,223	93.4%	831,187	90.3%	831,913	91.2%

Income Before Income Taxes	15,604	7.0%	17,823	8.0%	100,271	10.9%	92,772	10.2%

Income Tax Expense	5,499	2.5%	6,882	3.1%	35,437	3.9%	33,921	3.7%

Net Income	$10,105	4.5%	$10,941	4.9%	$64,834	7.0%	$58,851	6.4%

Basic Earnings Per Share	$0.35		$0.37		$2.21		$2.00

Diluted Earnings Per Share	$0.35		$0.37		$2.21		$2.00

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THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

		As Restated
	January 28, 2012	January 29, 2011
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$34,893	$48,630
Short-term investments	205,771	181,395
Restricted cash	5,325	4,826
Accounts receivable - net	43,024	39,703
Merchandise inventories	130,382	144,028
Other current assets	9,737	6,859

Total Current Assets	429,132	425,441

Property and equipment – net	115,445	99,773

Other assets	6,512	7,545

TOTAL	$551,089	$532,759

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$156,993	$173,918

Noncurrent Liabilities	27,417	24,827

Stockholders' Equity	366,679	334,014

TOTAL	$551,089	$532,759

(A) The Company has reclassified certain 2010 income statement items to conform with 2011 presentation.

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